EXHIBIT 10.18

**CONFIDENTIAL TREATMENT FOR PORTIONS OF THIS EXHIBIT HAS BEEN REQUESTED**

the CW
TELEVISION NETWORK

March 9, 2006

Mr. Peter K. Schruth
CBS Corporation
51 West 52nd Street
Seventh Floor
New York, New York 10019

Dear Peter:

We are making the following offer to affiliate with The CW Network on the terms and conditions contained herein (“Offer”):

1.	DMA/Call Letters: Albuquerque-Santa Fe, NM / KWBQ Albuquerque-Santa Fe, NM / KRWB Champaign-Springfield-Decatur, IL / WBUI Dayton, OH / WBDT Ft. Myers-Naples, FL / WTVK Green Bay -Appleton,WI / WIWB Knoxville, TN / WBXX-TV Madison, WI / WBUW (Collectively, the “Stations”)

2.	Lexington: The CW currently intends to grant an affiliation for the Lexington, TN., DMA to Gray Broadcasting only for broadcast on a digital station. If within the next two years, either Gray or ACME is granted a license to construct a full-power broadcast facility in the Lexington DMA, that licensee will be granted the CW affiliation for that market.

3.	Term: 5 years commencing at the start of The CW’s 2006/2007 broadcast season. ACME (but not any assignee or transferee of the affiliation) will have the right, in its discretion, to extend the Term for each Station collectively for 5 additional years, exercisable no later than the start of The CW’s 2010/2011 broadcast season.

4.	Programming for specified Non-Network time periods: Monday-Friday programming broadcast between 5pm and the commencement of prime time will be generally compatible with the network.

5.	Promotion/MarketingRequirements

a) Each affiliated station will use:

(i)	network supplied graphics package during all network & non-network day-parts, and

(ii)	local network station logo bug during all local day-parts.

b) Each Station logo will be based on the network logo localized by the Station and subject to mutual approval, such approval not to be unreasonably withheld.

    c)  Commencing 7 weeks prior to launch and thru the end of the Term, between 6am-2am, Stations will endeavor to broadcast at least one (1) promotional spot promoting CW series programming each hour (excluding time periods with CW programming and station licensed children’s programming). If The CW makes available to Stations the opportunity to use a lower third pop-up banner in CW prime time programming promoting Stations’ syndicated product or local newscast, then at least once every half hour during access Stations will use lower third pop-up banners promoting a specific CW primetime series. The creative execution of the promotional spots and the banners shall be subject to the approval of The CW and the duration of the banners will be the same for The CW and for the Stations.

    d)  Launch Promotion: Subject to payment by CW to Stations in the amount of 50% of Stations’ expenditures, the Stations will expend at least $700,000 in the aggregate, for all of the Stations, in out-of-pocket third party off air media and related re-branding costs (from 7 weeks prior to launch thru the end of October 2006) to launch The CW. All such promotion will contain a specific reference to CW series including day and time (if appropriate to the medium). The proposed allocation of this launch promotion consideration, by station follows (amounts represent 100% gross costs, to be split 50/50% between the stations and The CW).

Albuquerque-Santa Fe, NM / KWBQ & KRWB	$110,000
Champaign-Springfield-Decatur, IL / WBUI	70,000
Dayton, OH / WBDT	130,000
Ft. Myers-Naples, FL / WTVK	80,000
Green Bay -Appleton, WI / WIWB	110,000
Knoxville, TN / WBXX-TV	130,000
Madison, WI / WBUW	70,000
Total	$700,000

    e)  Co-op: The CW will commit to granting advertising matching co-op to the Stations, exclusive of any co-op in connection with the network launch, in the aggregate amount of up to $500,000 (CW’s share) per season, provided that the Stations commit to matching such co-op dollar-for-dollar. (For clarity: The CW is committed to spending up to $500,000 if the Stations, in the aggregate, spend that amount.) The allocation of this annual amount, by station, shall be determined and included in each station’s affiliation agreement. The co-op commitment by The CW shall be subject to its co-op guidelines and all amounts expended by Stations shall be subject to audit.

f) Stations’ websites will contain prominent CW branding elements & presence.

6.	Clearance Full, in-pattern clearance of all programs on The CW Television Network program schedule (or such programs’ replacements or successors) without time compression, squeezing, or alteration in CW signal (except for the pop-up banners referenced earlier), in the following dayparts:

Primetime:	Monday-Friday 8-10 pm ET/PT 7-9 CT Sunday 7-10 pm ET/PT 6-9 CT

Daytime:	Monday-Friday 3-5 pm (local time)

Weekend:	Saturday Kids 7am-12pm (local time)

Sunday	non-prime: 5-7pm ET/PT 4-1- CT

The CW agrees that within this program block, it will provide a maximum of 1 hour of FCC-qualifying educational/informational children’s programming each week.

Stations reserve the right to refuse to broadcast any commercial or promotional announcement that promotes or advertises programming telecast by a network (including a cable or satellite network) other than The CW (“Other Network”), unless the announcement (A) does not specify the broadcast time or date of the Other Network’s program (the announcement may specify the day of the week of the broadcast), and (B) the program series promoted in the announcement is not under license to Station.

7.	Pre-Emptions: See Each Station shall be allowed to pre-empt The CW programming up to 15 hours per season for programming of local interest.Any CW pre-empted programming will be broadcast in a time period upon which you and we shall mutually agree and which shall be of a quality and rating value comparable to that of the scheduled program times.

8.	Local Commercial Inventory:

Prime Time:	3 minutes per hour

M-F 3:00pm – 5:00pm Programming:	4 minutes per hour

Weekend Programming: Saturday Kids:	1 minute per hour

Sunday 5:00pm - 7:00pm:	4 minutes per hour

9.	Future Time Periods: Subject to mutual prior written agreement between the Stations and The CW, The CW may expand its programming into the following time periods:

Early Morning:	Monday-Friday	7-9am local time
Primetime:	Saturday	8-10pm ET/PT 7-9p CT

Late Night:	Monday-Friday	11-12pm ET/PT 10-11pm CT

Expansion into these expanded time periods shall be subject to any pre-existing third party contractual time period commitments for programming by station

10.	Expanded Time Periods:

Monday-Friday Early Morning:	Six (6) minutes per hour,
Saturday Primetime:	Three (3) minutes per hour,
Monday-Friday Late Night:	Six (6) minutes per hour,

11.	Distribution Rights: Free Over-the-Air Television Broadcast Rights (Analog & Digital) in the DMA

12.	Distribution Exclusivity: Free Over-the-Air Television Broadcast Rights in Community of License and outside the Community of License in the DMA to the extent permitted by FCC rules and regulations.

13.	Cable & Satellite Retransmission: Standard retransmission rights provided at least 90% penetration at the time of launch.

14.	Ancillary Revenues: The CW will form an Affiliate Board, which will consider in good faith the issue of affiliate participation in ancillary program activities.

15.	Network Non-Duplication Protection: Standard - Per FCC Rules. Furthermore The CW will not license network carriage to any other broadcast signal within the Stations' DMAs.

16.	Digital Spectrum: Network and Stations acknowledge that Stations expect to cease analog broadcasts during the term of the Affiliation Agreement pursuant to a national transition to digital broadcasting, and that thereafter Stations will broadcast only a digital signal. All rights and obligations of Stations and Network under the Affiliation Agreement (including, without limitation, program carriage, promotion, and commercial announcements) will apply to Stations’ digital signal and to its analog signal for as long as Stations continues analog broadcasts. Stations will be obligated to broadcast in the HDTV format on Stations’ digital signal all Network Programming and advertiser and program-related material provided to Stations in the HDTV format. Stations are not obligated to provide Network with more than one digital channel in the DMA, provided that Stations will negotiate in good faith concerning any CW proposal for multiplexing, if any.

17.	Assignment: No assignment without prior written consent from The CW which will not be unreasonably withheld taking into account the business interests of The CW and that the assignee agrees to an assumption of all obligations.

18.	Confidentiality: The terms of this document, the Affiliation Agreement, and discussions related thereto, will not be disclosed to anyone who is not either employed by the Stations or the corporate ownership of the Stations, provided that such employee agrees to preserve the confidentiality. Notwithstanding the foregoing, adherence to FCC filing requirements and other laws or regulations will not constitute a violation of this point; provided that Stations uses its best effort to protect the confidentiality of the material terms herein and disclose only those terms which are mandated by such law or regulation. Any press release regarding the trams of this negotiation or Agreement shall be pre-approved by The CW. The parties participation in negotiations related hereto shall constitute their agreement to comply with this Confidentiality provision.

19.	Programming Fees: See Exhibit A.

This Offer is subject to the approval of ACME’s board of directors. Other terms and conditions will be contained in a definitive Affiliation Agreement not inconsistent with the terms of this Offer proposed and negotiated in good faith between the parties.

The parties acknowledge & agree that this letter agreement and any other agreements related hereto are subject to and conditioned upon regulatory approval of the formation of The CW Network and that formation of The CW is a condition precedent to this Agreement.

Exhibit A is incorporated by reference herein.

Sincerely,

/s/Thomas D. Allen

Thomas D. Allen
Executive Vice President / CFO
ACME Television, LLC
2101 E. Fourth St., Suite 202A
Santa Ana, CA 92705
714-245-9499

AGREED AND ACCEPTED:

/s/Peter Schruth
Peter Schruth
CBS Corporation

/s/ John Maatta
John Maatta
Warner Bros. Entertainment, Inc.